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                                                                    EXHIBIT 12.5


                       INTERNATIONAL WIRE GROUP, INC.

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO AMOUNTS)

                                                             THREE MONTHS
                                          YEAR ENDED            ENDED
                                         DECEMBER 31,          MARCH 31
                                        -------------   ----------------------
                                            1996         1997           1996
                                            ----         ----           ----
Earnings:

  Income (loss) before income tax
    provision ....................       $ (88,220)     $  3,926      $ (6,639)

  Fixed charges ..................          47,460        13,193        10,475
                                         ---------      --------      --------
  Earnings .......................       $ (40,760)     $ 17,119      $ (3,836)
                                         =========      ========      ========
Fixed charges:
  Interest expense ...............       $  43,013      $ 12,011      $  9,572
  Amortization of deferred
    financing fees ...............           3,701           995           723
  Rent expense ...................             746           187           180
                                         ---------      --------      --------
  Fixed charges ..................       $  47,460      $ 13,193      $ 10,475
                                         =========      ========      ========
Ratio of earnings to fixed
  charges ........................            --             1.3x         --
Deficiency of earnings available
  to cover fixed charges .........       $ (88,220)         --        $ (6,639)
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